EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, CFO

Joseph Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

PC MALL REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR 2008 RESULTS

NON-GAAP EPS OF $0.26

Preliminary Consolidated Fourth Quarter Highlights:

•	Consolidated net sales for Q4 2008 were $334.3 million, down 18% year-over-year (YOY)
•	Gross profit was $43.5 million, down 9% YOY
•	Gross profit margin was 13.0% vs. 11.7% in Q4 2007
•	GAAP diluted EPS was $0.07, after the effect of a preliminary goodwill impairment charge of $4.1 million
•	Non-GAAP diluted EPS, excluding the goodwill impairment charge, was $0.26 vs. GAAP diluted EPS of $0.32 in Q4 2007
•	Operating cash flow was $32.9 million in Q4 2008
•	We purchased 741,631 shares of our common stock in Q4 2008 at an average price of $3.49 per share

Preliminary Consolidated Full Year Highlights:

•	Consolidated net sales for YTD 2008 were $1.3 billion, up 9% YOY
•	Gross profit for YTD 2008 was $179.4 million, up 21% YOY
•	Gross profit margin for YTD 2008 was 13.5% vs. 12.2% for YTD 2007
•	GAAP diluted EPS was $0.69 for YTD 2008, after the effect of the preliminary goodwill impairment charge and certain lawsuit settlement charges
•	Non-GAAP diluted EPS, excluding the goodwill impairment and lawsuit settlements charges, was $0.91 for YTD 2008 vs. GAAP diluted EPS of $0.90 last year

Torrance, California – February 23, 2009 — PC Mall, Inc. (NASDAQ:MALL) today reported preliminary financial results for the fourth quarter and full year of 2008. Consolidated net sales for Q4 2008 were $334.3 million, a decrease of 18%, from $408.0 million in Q4 2007. Consolidated gross profit for Q4 2008 decreased 9% to $43.5 million from $47.9 million in Q4 2007. Consolidated gross profit margin was 13.0% for Q4 2008 compared to 11.7% for Q4 2007. Consolidated operating profit for Q4 2008 decreased 79% to $1.8 million, compared to $8.7 million for Q4 2007, and included a $4.1 million goodwill impairment charge, which is explained further below. Excluding the $4.1 million goodwill impairment charge, non-GAAP consolidated operating profit for Q4 2008 was $5.9 million, a decrease of 32% from the same period last year. GAAP consolidated net income for Q4 2008 was $1.0 million and non-GAAP consolidated net income was $3.5 million, excluding the goodwill impairment charge, compared to GAAP net income of $4.6 million for Q4 2007. GAAP diluted EPS for Q4 2008 was $0.07 and non-GAAP diluted EPS was $0.26 compared to GAAP diluted EPS of $0.32 for Q4 2007.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am pleased with our operating performance in the fourth quarter in light of the economic weakness that is well known and wide spread. I am proud of the way that our team executed in this challenging environment, enabling us to deliver increased gross margins and tighter operating expense controls. We continue to believe that despite the economic uncertainties, our dedicated and talented employee base, world class vendor partners and solid customer base position us well in the current environment and going forward. As we indicated on our third quarter conference call, we do not intend to retrench in the current environment, but we will continue to monitor demand conditions carefully. We will continue to be aggressive in our marketplace and endeavor to make prudent investments which we believe will help position us for long-term growth as the demand environment improves.”

Consolidated net sales for YTD 2008 were $1.328 billion, an increase of 9% compared to $1.215 billion for YTD 2007. Consolidated gross profit for YTD 2008 was $179.4 million, an increase of 21% compared to $147.8 million for YTD 2007. Consolidated gross profit margin was 13.5% for YTD 2008 compared to 12.2% for YTD 2007. Consolidated operating profit for YTD 2008 decreased by 22% to $19.0 million from the prior year and included a $4.1 million goodwill impairment charge and a $0.8 million charge related to lawsuit settlements. Excluding these charges, non-GAAP operating profit for

YTD 2008 was $23.9 million, a decrease of 2% from GAAP operating profit of $24.3 million in 2007. GAAP consolidated net income for YTD 2008 was $9.6 million and non-GAAP consolidated net income was $12.6 million, excluding the goodwill impairment and lawsuit settlement charges, compared to GAAP consolidated net income of $12.4 million for YTD 2007. GAAP diluted EPS for YTD 2008 was $0.69 and non-GAAP diluted EPS was $0.91 compared to GAAP diluted EPS of $0.90 for YTD 2007. .

Information about PC Mall’s use of non-GAAP financial information is provided under “Non-GAAP Measures” below.

Preliminary Goodwill Impairment

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we are performing our annual impairment analysis of goodwill and intangible assets for possible impairment. Our management, with the assistance of an independent third-party valuation firm, is determining the fair values of our reporting units and their underlying assets and comparing them to their respective carrying values. Based on a preliminary analysis, we have determined that approximately $2.7 million of goodwill and purchased intangibles held by our Public Sector segment and approximately $1.4 million of goodwill held by our Consumer segment, representing all of the goodwill held at each of these segments, were impaired as of December 31, 2008. The total preliminary estimate of this pre-tax, non-cash impairment charge is $4.1 million, resulting in a deferred tax benefit of $1.6 million.

Subsequent to these preliminary charges, the only remaining goodwill and purchased intangibles reside in our MME segment, totaling $29.9 million. We have not yet completed our review, and the completion of our review may result in an additional non-cash impairment charge, which could be material and would decrease our GAAP operating profit, net income and earnings per share for the fourth quarter and year ended December 31, 2008, which is preliminarily reported in this release. We expect to complete our impairment review and the additional non-cash impairment charge, if any, will be determined prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2008 with the SEC.

Segment Results

SMB

Q4 2008 net sales for our SMB segment were $113.9 million, a decrease of $47.1 million, or 29%, from $161.0 million in Q4 2007 primarily due to continued softening in IT spending from Q3 2008 by small and medium sized businesses in North America and a $26.8 million decrease in lower margin volume iPod sales to certain customers.

SMB gross profit decreased by $2.3 million, or 15%, to $14.0 million in Q4 2008 compared to $16.3 million in Q4 2007 resulting primarily from decreased SMB net sales discussed above. SMB gross profit margin increased by 220 basis points to 12.3% in Q4 2008 compared to 10.1% in Q4 2007 primarily due to an improvement in product mix and the reduction in lower margin volume iPod sales to certain customers discussed above.

SMB operating profit in Q4 2008 decreased by $1.9 million, or 21%, to $7.5 million compared to $9.4 million in Q4 2007. The decrease was primarily due to the decrease in gross profit discussed above, partially offset by a $0.6 million decrease in SMB personnel costs.

MME

Q4 2008 net sales for our MME segment were $105.3 million compared to $107.8 million in Q4 2007, a decrease of $2.5 million, or 2%. This decrease was primarily due to softening demand by customers in the mid-market enterprise sector in Q4 2008 compared to the same period last year.

MME gross profit increased by $0.8 million, or 4%, to $17.9 million in Q4 2008 compared to $17.1 million in Q4 2007 and MME gross profit margin increased by 110 basis points to 17.0% in Q4 2008 compared to 15.9% in Q4 2007. The increase in MME gross profit and gross profit margin was primarily due to a change in product mix which resulted in increased vendor consideration.

Our MME operating profit in Q4 2008 increased by $2.1 million, or 72%, to $5.1 million compared to $3.0 million in Q4 2007. The improvement was primarily due to the increase in MME gross profit discussed above, a decrease in MME personnel costs of $0.5 million, which resulted primarily from centralization of resources to our Corporate & Other segment, and a reduction in other selling, general and administrative expenses.

Public Sector

Q4 2008 net sales for our Public Sector segment were $36.7 million compared to $45.4 million in Q4 2007, a decrease of $8.7 million, or 19%. This decrease was primarily due to reduced sales to two large customers in our federal government business and a decrease in transactional sales in our federal government business in Q4 2008 compared to Q4 2007.

Public Sector gross profit decreased by $0.1 million, or 3%, to $4.0 million in Q4 2008 compared to $4.1 million in Q4 2007. Public Sector gross profit margin increased by 180 basis points to 10.9% in Q4 2008 compared to 9.1% in Q4 2007. The decrease in our Public Sector gross profit was primarily due to the decrease in sales discussed above. The increase in our Public Sector gross profit margin was primarily due to the decrease in lower margin sales to the two large customers in our federal government business discussed above.

Our Public Sector segment reported an operating loss of $1.3 million in Q4 2008 compared to operating profit of $1.5 million in Q4 2007. Q4 2008 results were impacted by the $2.7 million impairment charge described above. Excluding this charge, Public Sector reported a non-GAAP operating profit of $1.3 million in Q4 2008, a decrease of $0.2 million, or 12%, compared to the same period last year. This $0.2 million decrease was primarily due to the decrease in Public Sector gross profit discussed above.

Consumer

Q4 2008 net sales for our Consumer segment were $78.4 million compared to $93.8 million in Q4 2007, a decrease of $15.4 million, or 16%. This decrease was primarily due to continued softness in consumer spending.

Consumer gross profit decreased by $2.7 million, or 26%, to $7.6 million in Q4 2008 compared to $10.3 million in Q4 2007. Consumer gross profit margin decreased by 130 basis points to 9.7% in Q4 2008 compared to 11.0% in Q4 2007. The decrease in our Consumer gross profit was primarily due to the decrease in Consumer net sales discussed above. The decrease in our Consumer gross profit margin was primarily due to continued competitive pricing.

Consumer operating profit in Q4 2008 decreased by $3.7 million, or 93%, to $0.3 million compared to $4.0 million in Q4 2007 primarily due to the decrease in Consumer gross profit discussed above and the impact of the $1.4 million goodwill impairment charge in Q4 2008, partially offset by a $0.3 million reduction in Consumer personnel costs. Excluding the $1.4 million impairment charge, non-GAAP Consumer operating profit was $1.7 million in Q4 2008.

Corporate and Other

Corporate and Other selling, general and administrative (“SG&A”) expenses includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q4 2008 Corporate and Other SG&A expenses increased by $0.5 million, or 5%, to $9.7 million from $9.2 million in Q4 2007 but decreased by $0.3 million, or 3%, from Q3 2008. The increase from Q4 2007 was primarily due to centralization of certain resources from our MME segment and the decrease from Q3 2008 was primarily the result of cost cutting initiatives at the corporate level.

Consolidated Balance Sheet

Accounts receivable at December 31, 2008 of $148.5 million decreased by $10.8 million from December 31, 2007 primarily due to lower open account sales during Q4 2008 compared to Q4 2007. Our inventory of $67.8 million at December 31, 2008 represents an increase of $3.3 million from December 31, 2007. Outstanding borrowings under our line of credit decreased by $24.9 million to $29.0 million at December 31, 2008 compared to December 31, 2007 and decreased by $24.3 million from September 30, 2008. Operating cash flow generated during Q4 2008 was $32.9 million compared to $20.7 in Q4 2007.

Selected Segment Information

Selected information for our reportable operating segments and a reconciliation of non-GAAP operating profit to operating profit are as follows (in thousands, except headcount data):

	Three Months Ended December 31, 2008			Reconciliation of Non-GAAP Operating Profit to Operating Profit
	Net Sales	Gross Profit	Operating Profit (Loss)	Special Charges		Non-GAAP Operating Profit
SMB	$113,872	$13,964	$7,466	$—		$7,466
MME	105,333	17,885	5,109	—		5,109
Public Sector	36,686	3,999	(1,349)	2,698	(a)	1,349
Consumer	78,361	7,615	287	1,405	(a)	1,692
Corporate & Other	46	56	(9,715)	—		(9,715)
Consolidated	$334,298	$43,519	$1,798	$4,103		$5,901

	Three Months Ended December 31, 2007			Reconciliation of Non-GAAP Operating Profit to Operating Profit
	Net Sales	Gross Profit	Operating Profit (Loss)	Special Charges	Non-GAAP Operating Profit
SMB	$161,034	$16,340	$9,414	$—	$9,414
MME	107,823	17,122	2,971	—	2,971
Public Sector	45,357	4,124	1,534	—	1,534
Consumer	93,830	10,302	4,001	—	4,001
Corporate & Other	(37)	27	(9,210)	—	(9,210)
Consolidated	$408,007	$47,915	$8,710	$—	$8,710

	Year Ended December 31, 2008			Reconciliation of Non-GAAP Operating Profit to Operating Profit
	Net Sales	Gross Profit	Operating Profit (Loss)	Special Charges		Non-GAAP Operating Profit
SMB	$486,876	$60,368	$29,514	$—		$29,514
MME	426,101	73,600	18,379	—		18,379
Public Sector	161,418	16,565	2,200	2,698	(a)	4,898
Consumer	253,537	28,647	7,540	1,405	(a)	8,945
Corporate & Other	42	201	(38,639)	790	(b)	(37,849)
Consolidated	$1,327,974	$179,381	$18,994	$4,893		$23,887

	Year Ended December 31, 2007			Reconciliation of Non-GAAP Operating Profit to Operating Profit
	Net Sales	Gross Profit	Operating Profit (Loss)	Special Charges	Non-GAAP Operating Profit
SMB	$554,493	$62,760	$34,244	$—	$34,244
MME	238,545	36,105	7,382	—	7,382
Public Sector	156,970	15,930	4,681	—	4,681
Consumer	265,511	32,972	11,560	—	11,560
Corporate & Other	(86)	71	(33,549)	—	(33,549)
Consolidated	$1,215,433	$147,838	$24,318	$—	$24,318

(a)	Related to a charge for impairment of goodwill.
(b)	Related to a charge for lawsuit settlement.

Average Account Executive Headcount By Segment(1):	Three Months Ended December 31, 2008		Years Ended December 31, 2008
	2008	2007	2008	2007
SMB	364	371	390	363
MME	107	106	109	68	(2)
Public Sector	81	92	93	86
Consumer	100	136	114	124
Total	652	705	706	641

________________

(1)	Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.
(2)	Includes SARCOM headcount since acquisition in September 2007.

Non-GAAP Measures

We are presenting certain consolidated financial measures on a non-GAAP basis, which excludes special charges related to goodwill impairment and litigation settlements. We believe that the exclusion of the goodwill impairment and litigation settlement charges, which are non-recurring, from our results allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that such litigation settlement charges are not part of our ordinary business. We indicate the use of these non-GAAP consolidated financial measures within the discussions of our consolidated operating results, including earnings per share. A reconciliation of the non-GAAP operating profit to operating profit by segment is included in the tables above, and a reconciliation of the non-GAAP consolidated financial measures is included in the tables below.

Conference Call

Management will hold a conference call on Monday, February 23, 2009 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss preliminary fourth quarter and full year results. To listen to PC Mall management’s discussion of its preliminary fourth quarter and full year 2008 results live, access www.pcmall.com/investor.

A conference call replay will be available from 7:30 p.m. ET following the call until March 16, 2009 and can be accessed by calling: (888) 286-8010 and inputting pass code 55435674.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, founded in 1987, is a value added direct marketer of technology products, services and solutions, to businesses, government and educational institutions and individual consumers. We offer our products, services and solutions through dedicated account executives, various direct marketing techniques, and three retail stores. We also utilize distinctive full-color catalogs under the PC Mall, MacMall, PC Mall Gov and SARCOM brands and our websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by our distribution center strategically located near FedEx's main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to our base of talented employees, solid customer base and world class vendor partner and their impact on our operating results, expectations regarding economic uncertainties, retrenching in the current environment and continued investments and level of aggression in our marketplace. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customer or a further downturn in the economy or continued economic recession; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of SARCOM); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; availability of financing, including availability under our existing credit lines; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part I of our Form 10-Q for the period ended September 30, 2008, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

* * *

-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY)

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Net sales	$334,298	$408,007	$1,327,974	$1,215,433
Cost of goods sold	290,779	360,092	1,148,593	1,067,595
Gross profit	43,519	47,915	179,381	147,838
Selling, general and administrative expenses	37,618	39,205	155,494	123,520
Special charges	4,103	—	4,893	—
Operating profit	1,798	8,710	18,994	24,318
Interest expense, net	724	1,501	3,667	4,031
Income before income taxes	1,074	7,209	15,327	20,287
Income tax expense	90	2,611	5,724	7,844
Net income	$984	$4,598	$9,603	$12,443

Basic and Diluted Earnings Per Common Share
Basic	$0.08	$0.34	$0.72	$0.98
Diluted	0.07	0.32	0.69	0.90

Weighted average number of common shares outstanding:
Basic	13,111	13,371	13,268	12,667
Diluted	13,335	14,370	13,861	13,767

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT, CONSOLIDATED OPERATING PROFIT MARGIN, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE (PRELIMINARY)

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Consolidated Operating Profit and Operating Profit Margin:
Consolidated net sales	$334,298	$408,007	$1,327,974	$1,215,433

Consolidated operating profit	$1,798	$8,710	$18,994	$24,318
Non-GAAP adjustments:
Goodwill impairment charge (a)	4,103	—	4,103	—
Litigation settlement charge (b)	—	—	790	—
Non-GAAP consolidated operating profit	$5,901	$8,710	$23,887	$24,318

Consolidated operating profit margin	0.5%	2.1%	1.4%	2.0%
Non-GAAP consolidated operating profit margin	1.8%	2.1%	1.8%	2.0%

Consolidated Net Income:
Consolidated net income	$984	$4,598	$9,603	$12,443
Non-GAAP adjustments:
Goodwill impairment charge (a)	2,537	—	2,537	—
Litigation settlement charge, net of taxes (b)	—	—	467	—
Non-GAAP consolidated net income	$3,521	$4,598	$12,607	$12,443

Diluted Earnings Per Share:
GAAP diluted EPS	$0.07	$0.32	$0.69	$0.90
Non-GAAP diluted EPS	0.26	0.32	0.91	0.90

Diluted weighted average number of common shares outstanding	13,335	14,370	13,861	13,767

(a)	Related to charge for impairment of goodwill.
(b)	Related to settlement of the Zekiya Whitmill and Lee Hanzy v. PC Mall Gov, Inc. case and the Lee Hanzy v. PC Mall, Inc. dba MACMALL, et al case.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS (PRELIMINARY)

(unaudited, in thousands, except per share amounts and share data)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$6,748	$6,623
Accounts receivable, net of allowances of $4,241 and $4,653	148,547	159,362
Inventories, net	67,845	64,515
Prepaid expenses and other current assets	7,328	9,233
Deferred income taxes	4,820	4,698
Total current assets	235,288	244,431
Property and equipment, net	11,839	8,958
Deferred income taxes	4,173	2,728
Goodwill	18,781	26,912
Intangible assets, net	11,260	12,024
Other assets	1,044	1,182
Total assets	$282,385	$296,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$110,669	$110,786
Accrued expenses and other current liabilities	29,262	29,150
Deferred revenue	14,462	12,563
Line of credit	29,010	53,893
Note payable – current	1,038	775
Total current liabilities	184,441	207,167
Note payable and other long-term liabilities	4,393	4,644
Total liabilities	188,834	211,811
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,839,609 and 13,676,765 shares issued; and 12,681,300 and 13,260,087 shares outstanding, respectively	14	14
Additional paid-in capital	99,732	97,869
Treasury stock, at cost: 1,158,309 and 416,678 shares	(3,623)	(1,015)
Accumulated other comprehensive income	1,262	993
Accumulated deficit	(3,834)	(13,437)
Total stockholders’ equity	93,551	84,424
Total liabilities and stockholders’ equity	$282,385	$296,235

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (PRELIMINARY)

(unaudited, in thousands)

	Year Ended December 31,
	2008	2007
Cash Flows From Operating Activities
Net income	$9,603	$12,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,606	4,357
Goodwill impairment charge	4,103	—
Provision for deferred income taxes	1,727	1,960
Tax (expense) benefit related to stock option exercises	(74)	1,833
Excess tax benefit related to stock option exercises	(487)	(2,663)
Stock-based compensation	1,509	1,353
(Gain) loss on disposal of fixed assets	(1)	57
Change in operating assets and liabilities:
Accounts receivable	10,815	(12,783)
Inventories	(3,330)	(8,832)
Prepaid expenses and other current assets	1,905	132
Other assets	335	(189)
Accounts payable	(2,858)	31,656
Accrued expenses and other current liabilities	(2,607)	2,249
Deferred revenue	1,899	(1,739)
Total adjustments	18,542	17,391
Net cash provided by operating activities	28,145	29,834
Cash Flows From Investing Activities
Purchases of property and equipment	(3,153)	(2,619)
Acquisition of SARCOM, net of cash acquired	—	(47,650)
Proceeds from sale of property and equipment	2	—
Net cash used in investing activities	(3,151)	(50,269)
Cash Flows From Financing Activities
Net (payments) borrowings under note payable	(775)	2,981
Net (payments) borrowings under line of credit	(24,883)	21,416
Change in book overdraft	2,367	(7,194)
Payments of obligations under capital lease	(154)	(153)
Payments for deferred financing costs	—	(275)
Proceeds from stock issued under stock option plans	428	1,032
Excess tax benefit related to stock option exercises	487	2,663
Common shares repurchased and held in treasury	(2,608)	—
Net cash (used in) provided by financing activities	(25,138)	20,470
Effect of foreign currency on cash flow	269	752
Net change in cash and cash equivalents	125	787
Cash and cash equivalents at beginning of the period	6,623	5,836
Cash and cash equivalents at end of the period	$6,748	$6,623
Supplemental Cash Flow Information
Interest paid	$3,745	$3,897
Income taxes paid	2,945	3,146
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$2,741	$—
Seller financed purchase of ERP system	919	—
Goodwill related to acquisitions	374	389
SARCOM acquisition related:
Fair value of assets acquired	$—	$73,821
Cash Paid	—	(48,220)
Value of common stock issued (including redeemable common sock)	—	(6,188)
Liabilities assumed	$—	$19,413